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                                                                     EXHIBIT 3.9


                                                      STATE OF DELAWARE
                                                      SECRETARY OF STATE
                                                   DIVISION OF CORPORATIONS
                                                   FILED 10:00 AM 05/12/2000
                                                       001242464 - 2436474


                           CERTIFICATE OF CORRECTION

                                       OF

                            CERTIFICATE OF AMENDMENT

                                       OF

                               CONTOUR ENERGY CO.

     Contour Energy Co. (formerly known as "Kelley Oil & Gas Corporation"), a Delaware corporation, pursuant to Section 103(f) of the Delaware General Corporation Law, does hereby certify that:

     FIRST: The Certificate of Amendment of Certificate of Incorporation of Kelley Oil & Gas Corporation filed in the Office of the Secretary of State of the State of Delaware on July 12, 1999, as corrected by the filing of a Certificate of Correction on August 24, 1999 (the "Certificate of Amendment") was an inaccurate record of the corporate action referred to therein.

     SECOND: The Certificate of Amendment was an inaccurate record because the text of the new paragraph (d) to be added to the end of Article 4 was not the text approved by the Corporation's Board of Directors and its stockholders.

     THIRD:  The text of such paragraph (d) in correct form is as follows:

     (d) Effective as of 4:01 p.m. on July 30, 1999 (the "Effective Time"), each share of Common Stock issued and outstanding
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     immediately prior to the Effective Time shall automatically be changed and converted, without any action on the part of the holder thereof, into one-tenth of one share of New Common Stock, and each holder of a number of shares of Common Stock not evenly divisible by ten will receive for any remaining shares, in lieu of fractional shares, the right to receive an amount in cash per share equal to the closing price of the Common Stock on July 30, 1999 as reported by The Nasdaq Stock Market.

     IN WITNESS WHEREOF, Contour Energy Co. has caused this Certificate of Correction to be executed by a duly authorized officer this 11th day of May, 2000.

                                         CONTOUR ENERGY CO.


                                         BY: JOHN F. BOOKOUT
                                             ------------------------------
                                             Name:  John F. Bookout
                                             Title: Chairman, President &
                                                    Chief Executive Officer